Exhibit 99.1
White Electronic Designs Corporation Reports
Second Quarter Fiscal 2009 Financial Results
For Immediate Release

Company Contact:	Investor Contact:
Roger Derse	Lytham Partners, LLC
Interim Office of the President,	Joe Diaz, Robert Blum, Joe Dorame
Chief Financial Officer	602-889-9700
602-437-1520	wedc@lythampartners.com
rderse@wedc.com
PHOENIX, Arizona – May 13, 2009 – White Electronic Designs Corporation (NASDAQ: WEDC) reported financial results for the second quarter ended April 4, 2009.
Highlights of the quarter and the first half of fiscal 2009 included:
Continuing Operations
•	Q2 revenue of $17.1 million;

•	Q2 non-GAAP income from continuing operations of $1.6 million, or $0.07 per diluted share;

•	First half fiscal 2009 bookings up 36% when compared to the prior year period and up 28% when compared to second half fiscal 2008;

•	Anti-tamper bookings reached $15.4 million in first half fiscal 2009 exceeding fiscal 2008 full year bookings of $4.8 million
Discontinued Operations
•	Display Systems Division — Assets sold to VIA Optronics;

•	Commercial Product Lines — Disposal concluded;

•	Interface Electronics Division – Production completing June 2009
Second Quarter Fiscal 2009 Results:
For the quarter, the Company’s net sales were $17.1 million, a 29% increase when compared to $13.3 million in the first quarter of fiscal 2009 and a 17% increase over $14.6 million reported in the comparable quarter of the previous year.
Gross margin from continuing operations for the quarter was 43% compared with 41% in the comparable quarter last year. Income from continuing operations for the quarter was $1.2 million, or $0.05 per diluted share, compared to income from continuing operations of $1.3 million, or $0.06 per diluted share, in the second quarter of fiscal 2008.
Financial results for the quarter were negatively impacted by expenses of approximately $0.7 million associated with the recent discontinued proxy contest and shareholder agreement. On a pro-forma basis, excluding the impact of the recent discontinued proxy contest and shareholder agreement expenses, on a non-GAAP tax-effected basis, income from continuing operations would have been $1.6 million, or $0.07 per diluted share.
Loss from discontinued operations for the quarter totaled $1.0 million, or $(0.04) per share, versus $2.9 million, or $(0.13) per share, in the second quarter of fiscal 2008.
Net income, including the loss in connection with the disposal of product lines discussed below, for the second quarter of fiscal 2009 was $136,000 or $0.01 per diluted share, compared to net loss of $1.6 million, or $(0.07) per share, in the second quarter of fiscal 2008.
As of the end of the second quarter of fiscal 2009, the Company had $57.1 million in cash and no debt. Due to the dramatic decrease in interest rates, the Company has experienced a significant drop in interest income which has historically contributed to its operating income. Interest in the second quarter of fiscal 2009 was $59,000 compared to $456,000 in the second quarter of fiscal 2008. Interest income is expected to remain lower in fiscal 2009 due to macro-economic conditions.
(See Exhibit A for Reconciliation of second quarter Non-GAAP measures.)
Six Months Fiscal 2009 Results:
For the six-month period, revenues from continuing operations increased 14% to $30.4 million in fiscal 2009 from $26.7 million for the comparable period in fiscal 2008. The Company reported income from continuing operations for the six-month period of $1.6 million, or $0.07 per diluted share, compared to income of $1.9 million, or $0.08 per diluted share for the first half of fiscal 2008. As noted above, first half fiscal 2009 results were negatively impacted by expenses of approximately $0.7 million associated with the recent discontinued proxy contest and shareholder agreement. Additionally, interest income for the six month period decreased by approximately $0.7 million.
Bookings / Backlog
Bookings for continuing operations for the quarter totaled $17.5 million compared to $11.6 million in the comparable period in fiscal 2008. The first half fiscal 2009 bookings totaled $37.0 million and resulted in a book-to-bill ratio of 1.22:1. This represents a 36% increase over first half fiscal 2008 bookings and a 28% increase over second half fiscal 2008 bookings.
Anti-tamper bookings for the first half of fiscal 2009 totaled $15.4 million, a significant improvement from $4.8 million of anti-tamper bookings for all of fiscal 2008. Our reference to anti-tamper includes the growing integrated circuit card/GPS receiver boards which include our anti-tamper components.
Backlog at the end of the second quarter of fiscal 2009 was $45.1 million compared to $44.8 million at the end of the previous quarter.
Dan Tarantine, Executive Vice President of Sales and Marketing and member of the interim Office of the President, said “Our belief that our GPS/Anti-Tamper business is an important catalyst for the growth of our business going forward is validated by the strength in our first half bookings. It is exciting to see our anti-tamper business expand beyond modules to integrated circuit card/GPS receiver boards. We are pleased that the execution of our strategic business plan is progressing on schedule in spite of very difficult macro-economic conditions. This bodes well for the future performance of our Company.”
Discontinued Operations Status
On April 3, 2009 the Company completed the sale of its Display Systems Division. The Company also concluded the disposition of its commercial microelectronics product lines during the quarter. The Company expects the Interface Electronics Division to complete all production by June 2009 and to dispose of this division by the end of the fiscal year.
Roger Derse, Chief Financial Officer and member of the interim Office of the President, said “We are pleased with the results of the quarter. We had strong double-digit revenue growth driven by continued strength in our anti-tamper business. For the first half of the year the book-to-bill ratio was 1.22:1, which indicates that future quarters will benefit from robust revenues. We are also beginning to achieve real traction in establishing WEDC as a premier defense circuit card integrator. We are expanding into new markets that will provide us the opportunity to develop new business from existing customers while making those customers all the more efficient in meeting the rigorous requirements of the defense systems programs in which they participate.”
Mr. Derse continued, “We are also pleased to have completed the sale of our Display Systems Division and the disposal of our commercial microelectronic product lines while making progress in the disposition of our Interface Electronics Division during the quarter. We have made significant steps forward in executing our strategic plan to redeploy all of our assets – financial, technological and personnel – to become a leading defense electronics provider. We look forward to the second half of the fiscal year with great enthusiasm.”
Strategic Alternatives
As previously announced, a special committee of the Company’s Board, the Strategic Alternatives Committee, is continuing its exploration and review of strategic alternatives for the Company. The Company continues to work closely with its financial advisor, Jefferies Quarterdeck, a division of Jefferies Co., through this strategic alternatives review. Wilson Sonsini Goodrich & Rosati, Professional Corporation, is acting as legal advisor.
Consistent with its mandate from the Board, this special committee is continuing its thorough review of all strategic alternatives, including the Company continuing as an independent public company, merging with or acquiring another public or private defense electronics company, or being acquired by a strategic or financial investor. The Strategic Alternatives Committee is giving due consideration and deliberation with respect to all opportunities that are available to the Company with the goal of identifying what it believes is the best strategy for the Company and is committed to completing the process as expeditiously as possible, while ensuring that all alternatives are given appropriate consideration. Therefore, the Company will not commit to a specific timetable for completion of this committee’s deliberations or recommendations.  It is the intent of this committee that, upon completion of its review process, it will make one or more recommendations to the Board regarding strategic alternatives.
Disclosure of Certain Financial Information
“Non-GAAP income from continuing operations” and the related “non-GAAP earnings per share” are non-GAAP financial measures. Regulation G and other provisions of the securities laws regulate the use of financial measures that are not prepared in accordance with generally accepted accounting principles. We believe these measures provide important supplemental information to investors. We use these measures, together with GAAP measures, for internal managerial purposes and as a means to evaluate period-to-period comparisons. However, we do not, and you should not, rely on non-GAAP financial measures alone as measures of our performance. We believe that non-GAAP financial measures reflect an additional way of viewing aspects of our operations that – when taken together with GAAP results and the reconciliations to corresponding GAAP financial measures that we also provide in our press releases – provide a more complete understanding of factors and trends affecting our business.
Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures, even if they have similar names. Non-GAAP income from continuing operations, which we reconcile to GAAP income, excludes the recent discontinued proxy contest and shareholder agreement expenses. Non-GAAP earnings per share is derived from non-GAAP income, using the same measures of outstanding shares as are used to calculate earnings per share in accordance with GAAP.
Conference Call
The Company will conduct a conference call today, Wednesday, May 13, 2009 at 4:30 pm ET to review the financial results of the quarter.
Interested parties can access the call by dialing (877) 407-8031 (domestic) or (201) 689-8031 (international). A replay of the call will be available at (877) 660-6853 (domestic) or (201) 612-7415 (international), account number 286, access number 320647 for 7 days following the call.
A live web cast of the call will be available at http://www.investorcalendar.com/IC/CEPage.asp?ID=143941. The online replay will be available shortly after the end of the call and can be reached at http://www.vcall.com. After accessing the Vcall site enter the Company’s symbol, WEDC. The webcast will be archived for the following 3 months.
About White Electronic Designs Corporation
White Electronic Designs (NASDAQ: WEDC) delivers sophisticated multi-chip semiconductor packages, high-efficiency memory devices and build-to-print electromechanical assemblies for defense and aerospace applications. The ability to address the unique size, performance and quality requirements for technology creators in the defense market has established White Electronic Designs as a customer-focused solutions provider. Capabilities include design, manufacturing and obsolescence management for advanced embedded component solutions, including die stacking and secure microelectronics, as well as complex circuit card assembly services. To learn more about us, visit our website at http://www.whiteedc.com.
Cautionary Statement
This press release contains forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a “safe harbor” for such forward-looking statements. The words, “believe,” “expect,” “anticipate,” “estimate,” “will” and other similar statements of expectation identify forward-looking statements. Specific forward looking statements in this press release include but are not limited to the Company’s expectations related to: anticipated reduction in defense programs not likely affecting programs that the Company focuses on, the Company’s book-to-bill ratio, disposal of discontinued operations in fiscal year 2009, the likely benefits of a more efficient operating structure and the possibility that the review of strategic alternatives will identify or result in a transaction involving the Company or any other strategic action by the Company. Additionally, other factors that could materially and unexpectedly affect the Company’s results are set forth in the Company’s most recent Annual Report on Form 10-K and subsequent Quarterly Report on Form 10-Q. You are cautioned not to place undue reliance on our forward-looking statements. We do not undertake any obligation to publicly update any forward-looking statements to reflect events, circumstances or new information after this press release, or to reflect the occurrence of unanticipated events. WEDC-F

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands, except share data)

	April 4,	September 27,
	2009	2008
ASSETS
Current Assets
Cash and cash equivalents	$57,057	$52,604
Accounts receivable, less allowance for doubtful accounts of $198 and $74	15,080	10,508
Inventories	17,498	15,359
Prepaid expenses and other current assets	3,453	2,027
Deferred income taxes	3,120	2,962
Assets held for sale	2,950	12,668

Total Current Assets	99,158	96,128
Property, plant and equipment, net	10,516	10,137
Deferred income taxes	2,145	1,900
Goodwill	1,764	1,764
Other assets	67	67
Assets held for sale	1,009	1,662

Total Assets	$114,659	$111,658

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current Liabilities
Accounts payable	$4,248	$2,038
Accrued salaries and benefits	1,473	1,490
Other accrued expenses	1,989	1,260
Deferred revenue	3,793	4,016
Liabilities related to assets held for sale	789	2,327

Total Current Liabilities	12,292	11,131
Accrued pension liability	696	640
Other liabilities	986	948
Liabilities related to assets held for sale	—	101

Total Liabilities	13,974	12,820

Commitments and Contingencies
Shareholders’ Equity
Preferred stock, 1,000,000 shares authorized, no shares issued	—	—
Common stock, $0.10 stated value, 60,000,000 shares authorized, 25,378,202 and 25,048,639 shares issued	2,538	2,504
Treasury stock, 2,464,371 and 2,464,371 shares, at par	(247)	(247)
Additional paid-in capital	83,435	82,608
Retained earnings	15,203	14,241
Accumulated other comprehensive loss	(244)	(268)

Total Shareholders’ Equity	100,685	98,838

Total Liabilities and Shareholders’ Equity	$114,659	$111,658

WHITE ELECTRONIC DESIGNS CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except share and per share data)

	Three Months Ended		Six Months Ended
	April 4,	March 29,	April 4,	March 29,
	2009	2008	2009	2008
Net sales	$17,120	$14,605	$30,415	$26,693
Cost of sales	9,827	8,678	17,819	16,254

Gross profit	7,293	5,927	12,596	10,439

Operating expenses:
Selling, general and administrative	4,647	3,559	8,438	7,059
Research and development	970	851	2,086	1,760

Total operating expenses	5,617	4,410	10,524	8,819

Operating income	1,676	1,517	2,072	1,620
Interest income	59	456	306	1,025

Income from continuing operations, before income taxes	1,735	1,973	2,378	2,645
Provision for income taxes	(582)	(650)	(732)	(766)

Income from continuing operations	1,153	1,323	1,646	1,879
Discontinued operations:
Loss from discontinued operations, net of tax	(341)	(657)	(8)	(974)
Loss on sale of discontinued operations, net of tax	(676)	(2,233)	(676)	(2,233)

Loss from discontinued operations	(1,017)	(2,890)	(684)	(3,207)

Net income (loss)	$136	$(1,567)	$962	$(1,328)

Income from continuing operations per common share:
Basic	$0.05	$0.06	$0.07	$0.08

Diluted	$0.05	$0.06	$0.07	$0.08

Loss from discontinued operations per common share:
Basic	$(0.04)	$(0.13)	$(0.03)	$(0.14)

Diluted	$(0.04)	$(0.13)	$(0.03)	$(0.14)

Net income (loss) per common share:
Basic	$0.01	$(0.07)	$0.04	$(0.06)

Diluted	$0.01	$(0.07)	$0.04	$(0.06)

Weighted average number of common shares and equivalents:
Basic	22,883,282	22,421,828	22,816,757	22,567,389
Diluted	23,109,986	22,806,187	23,106,852	22,992,778

Exhibit A
White Electronic Designs Corporation
Income from Continuing Operations and Diluted EPS GAAP to Non-GAAP Reconciliation
(in thousands, except per share information)
(unaudited)

	Three Months Ended
	April 4, 2009
		Proxy Contest &
		Shareholder
		Settlement
	GAAP	Costs	Non-GAAP
Income from continuing operations, before income taxes	$1,735	$669	$2,404

Income tax expense	(582)	(224)	(806)

Income from continuing operations	$1,153	$445	$1,598

Diluted earnings per share	$0.05	$0.02	$0.07

Diluted shares	23,110	23,110	23,110
Tax rate	34%	34%	34%

Note:	Per share data is shown net of tax.